NEWS RELEASE 13-017	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
Hornbeck Offshore Announces
Redemption of 1.625% Convertible Senior Notes due 2026

September 16, 2013 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE: HOS) (“Hornbeck” or “the “Company”) announced today that on September 13, 2013, it issued a notice of redemption for all of its outstanding 1.625% Convertible Senior Notes due 2026 (the “Notes”) pursuant to that certain Indenture dated as of November 13, 2006 (the “Indenture”) among the Company, the guarantors set forth therein and Wells Fargo Bank, National Association, as Trustee. The Company has elected to redeem the Notes on November 15, 2013 (the “Redemption Date”) at a redemption price of 100% of the principal amount thereof and accrued and unpaid interest to, but excluding, the Redemption Date. There are currently $250,000,000 in aggregate principal amount of Notes outstanding.
Holders may convert the Notes at any time prior to the close of business on November 12, 2013, at a conversion rate of 20.6260 shares of the Company's common stock per $1,000 principal amount of Notes with a related Observation Period (as defined in the Indenture) of October 8, 2013 through November 11, 2013. Holders who want to convert Notes must satisfy the requirements set forth in paragraph 5 of the Notes. In the event that holders elect to convert their Notes in connection with the redemption, the Company will satisfy its conversion obligations to holders by paying cash equal to the principal amount of the Notes and delivering shares of common stock in settlement of any and all conversion obligations in excess of the principal amount (provided that the Company will pay cash in lieu of issuing fractional shares). If holders elect to convert their Notes, the counterparties to the previously disclosed convertible note hedge transactions entered into in 2006 concurrently with the execution of the Indenture and the issuance of the Notes are contractually obligated to deliver common stock to the Company that will reduce or prevent equity dilution that would otherwise result from the conversion.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

The Company's notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the Trustee, Wells Fargo Bank, National Association.
Wells Fargo Bank, National Association, in their capacity as either paying agent for the redemption or conversion agent, can be contacted at one of the following addresses, as applicable:

By Registered and Certified Mail	By Overnight Courier or Regular Mail:	By Hand Delivery
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	6th & Marquette Avenue	Northstar East Building - 12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402
Attention: Reorg.	Attention: Reorg	Attention: Reorg
This press release is for informational purposes only and does not constitute a notice of redemption of the Notes.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 58 vessels primarily serving the energy industry and has 23 additional high-spec Upstream vessels under construction for delivery on various dates through 2016.

Forward-Looking Statements
This news release contains forward-looking statements, including, in particular, statements about the Company's plans and intentions with regard to the redemption and/or conversion of the Notes. These have been based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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